Exhibit 99.1

Wellesley Bancorp, Inc. Announces Date Of 2017 Annual Meeting Of Shareholders

WELLESLEY, Mass., Feb. 13, 2017 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) today announced that its annual meeting of shareholders will be held on Wednesday, May 24, 2017.

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550